Exhibit 99.1

Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

Investor Relations Contact:
Rod Cooper (831.439.2371)
rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES PRELIMINARY INTEREST
REGARDING A GOING PRIVATE TRANSACTION

SCOTTS VALLEY, CA — October 14, 2010 — Seagate Technology plc (NASDAQ: STX) announced today that it has received a preliminary indication of interest regarding a going private transaction. The company is in discussions with the party from whom it received the indication of interest, and its board of directors is evaluating the indication of interest and other strategic alternatives. The company has retained Morgan Stanley & Co. Incorporated and Perella Weinberg Partners LP to provide financial advice and Wilson Sonsini Goodrich & Rosati and Arthur Cox as legal counsel. There is no assurance that the company will receive a formal offer or that any transaction will take place.

Neither the company nor its representatives will be providing any additional comments regarding the preliminary indication of interest.

About Seagate

Seagate is the world leader in hard disk drives and storage solutions. Learn more at seagate.com.

The directors of Seagate accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Seagate (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Any holder of 1% or more of any class of relevant securities in the Company may from the date of this announcement have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended).

Morgan Stanley & Co. Incorporated and certain of its associated entities (“Morgan Stanley”) and Perella Weinberg Partners LP and certain of its associated entities (“Perella Weinberg Partners”) are acting as financial advisers to Seagate and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Seagate for providing the protections afforded to the clients of Morgan Stanley or Perella Weinberg Partners, respectively, nor for providing advice in relation to the contents of this announcement or any other matter referred to herein.

# # #